Exhibit 10.2

LOAN AGREEMENT

Dated as of November 17, 2006

Between

NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC.,

as Borrower

and

LASALLE BANK NATIONAL ASSOCIATION,

as Lender

i

3.1.10	Financial Information	33
3.1.11	Condemnation	34
3.1.12	Utilities and Public Access	34
3.1.13	Separate Lots	34
3.1.14	Assessments	34
3.1.15	Enforceability	34
3.1.16	Assignment of Leases	34
3.1.17	Insurance	34
3.1.18	Licenses	34
3.1.19	Flood Zone	35
3.1.20	Physical Condition	35
3.1.21	Boundaries	35
3.1.22	Leases	35
3.1.23	Filing and Recording Taxes	35
3.1.24	Single Purpose	36
3.1.25	Tax Filings	40
3.1.26	Solvency	40
3.1.27	Federal Reserve Regulations	41
3.1.28	Organizational Chart	41
3.1.29	Bank Holding Company	41
3.1.30	No Other Debt	41
3.1.31	Investment Company Act	41
3.1.32	No Bankruptcy Filing	41
3.1.33	Full and Accurate Disclosure	41
3.1.34	Foreign Person	42
3.1.35	No Change in Facts or Circumstances; Disclosure	42
3.1.36	Management Agreement	42
3.1.37	Perfection of Accounts	42
3.1.38	No Customer Identification - USA Patriot Act Notice; OFAC	42
Section 3.2	Survival of Representations	43

IV. BORROWER COVENANTS		43
Section 4.1	Borrower Affirmative Covenants	43
4.1.1	Existence; Compliance with Legal Requirements	43
4.1.2	Taxes and Other Charges	43
4.1.3	Litigation	44
4.1.4	Access to Property	44
4.1.5	Further Assurances; Supplemental Mortgage Affidavits	44
4.1.6	Financial Reporting	44
4.1.7	Title to the Property	46
4.1.8	Estoppel Statement	46
4.1.9	Leases	47
4.1.10	Alterations	48
4.1.11	Material Agreements	49
4.1.12	Performance by Borrower	49
4.1.13	Costs of Enforcement Remedying Defaults	49
4.1.14	Business and Operations	49

4.1.15	Loan Fees	49
Section 4.2	Borrower Negative Covenants	49
4.2.1	Due on Sale and Encumbrance; Transfers of Interests	49
4.2.2	Liens	50
4.2.3	Dissolution	50
4.2.4	Change in Business	50
4.2.5	Debt Cancellation	50
4.2.6	Affiliate Transactions	50
4.2.7	Zoning	50
4.2.8	Assets	50
4.2.9	No Joint Assessment	50
4.2.10	Principal Place of Business	50
4.2.11	ERISA	51
4.2.12	Material Agreements	51

V. INSURANCE, CASUALTY AND CONDEMNATION		52
Section 5.1	Insurance	52
5.1.1	Insurance Policies	52
5.1.2	Insurance Company	55
Section 5.2	Casualty and Condemnation	56
5.2.1	Casualty	56
5.2.2	Condemnation	56
5.2.3	Casualty Proceeds	57
Section 5.3	Delivery of Net Proceeds	57
5.3.1	Minor Casualty or Condemnation	57
5.3.2	Major Casualty or Condemnation	57

VI. RESERVE FUNDS		60
Section 6.1	Required Repairs	60
6.1.1	Required Repairs	60
Section 6.2	Tax Funds	61
6.2.1	Deposits of Tax Funds	61
6.2.2	Release of Tax Funds	61
Section 6.3	Insurance Funds	61
6.3.1	Deposits of Insurance Funds	61
6.3.2	Release of Insurance Funds	62
Section 6.4	Capital Expenditure Funds	62
6.4.1	Deposits of Capital Expenditure Funds	62
6.4.2	Release of Capital Expenditure Funds	63
Section 6.5	Rollover Funds	64
6.5.1	Deposits of Rollover Funds	64
6.5.2	Release of Rollover Funds	64
Section 6.6	Lease Termination Rollover Funds	65
6.6.1	Deposits of Rollover Funds	65
6.6.2	Release of Lease Termination Rollover Funds	65
Section 6.7	Application of Reserve Funds	66
Section 6.8	Security Interest in Reserve Funds	67

6.8.1	Grant of Security Interest	67
6.8.2	Income Taxes	67
6.8.3	Prohibition Against Further Encumbrance	67

VII. PROPERTY MANAGEMENT		67
Section 7.1	The Management Agreement	67
Section 7.2	Prohibition Against Termination or Modification	67
Section 7.3	Replacement of Manager	68

VIII. PERMITTED TRANSFERS		68
Section 8.1	Permitted Transfer of the Property	68
Section 8.2	Permitted Transfers of Interest in Borrower	70

IX. SALE AND SECURITIZATION OF MORTGAGE		71
Section 9.1	Sale of Mortgage and Secondary Market Transactions	71
9.1.1	General	71
9.1.2	Borrower’s Cooperation	71
9.1.3	Regulation AB	72
9.1.4	Costs	73
Section 9.2	Securitization Indemnification	73
9.2.1	Use of Information	73
9.2.2	Borrower Obligations Regarding Disclosure Documents	74
9.2.3	Borrower’s Additional Indemnity	75
9.2.4	Indemnification Procedure	75
9.2.5	Contribution	76
9.2.6	Survival	76
Section 9.3	Rating Surveillance	76
Section 9.4	Component Notes	76

X. DEFAULTS		77
Section 10.1	Event of Default	77
Section 10.2	Remedies	79
Section 10.3	Right to Cure Defaults	80
Section 10.4	Remedies Cumulative	81

XI. MISCELLANEOUS		81
Section 11.1	Successors and Assigns	81
Section 11.2	Lender’s Discretion	81
Section 11.3	Governing Law	81
Section 11.4	Modification, Waiver in Writing	82
Section 11.5	Delay Not a Waiver	82
Section 11.6	Notices	82
Section 11.7	Trial by Jury	83
Section 11.8	Headings	84
Section 11.9	Severability	84
Section 11.10	Preferences	84
Section 11.11	Waiver of Notice	84

v

SCHEDULES

Schedule I	–	Location of Properties
Schedule II	–	Rent Roll and Schedule of Exceptions
Schedule III	–	Required Repairs
Schedule IV	–	Organizational Chart
Schedule V	–	Form of Subordination, Non-Disturbance and Attornment Agreement
ScheduleVI	–	Allocated Loan Amounts
Schedule VII	–	Management Agreements
Schedule VIII	–	Form of Alterations Guaranty

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November     , 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LASALLE BANK NATIONAL ASSOCIATION, a national banking association having an address at 135 South LaSalle Street, Suite 3410, Chicago, Illinois 60603, together with its successors and assigns (“Lender”), and NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation, having an address at c/o RREEF America L.L.C., 101 California Street, 26th Floor, San Francisco, CA 94111, together with its permitted successors and permitted assigns (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accounts” shall have the meaning specified in the Cash Management Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean LaSalle Bank National Association, a national banking association, in its capacity as agent under the Cash Management Agreement, and any successor Eligible Institution thereto.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth with respect to such Property on Schedule VI.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean ten percent (10%) of the Loan Amount.

“Alterations Guaranty” shall mean a guaranty from RREEF in substantially the same form as the Alterations Guaranty attached hereto as Schedule VI.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, Net Operating Income and Capital Expenditures for the applicable Fiscal Year.

“Anti-Money Laundering Laws” means BSA, 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing.

“Applicable Interest Rate” shall mean a rate per annum equal to five and 4515/10,000 percent (5.4515%).

“Approved Annual Budget” shall have the meaning specified in Section 4.1.6(e).

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” by S&P and its equivalent by Moody’s and Fitch (if either of the foregoing have rated the Securities), and short-term unsecured debt rating of at least “A-1” by S&P and its equivalent by Moody’s and Fitch (if either of the foregoing have rated any of the Securities).

“Assignment of Leases” shall mean, collectively, each first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement dated the date hereof by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and, if applicable, any Replacement Assignment of Leases.

“Assumption” shall have the meaning specified in Section 8.1.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall have the meaning specified in the first paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of Illinois, (ii) the State of California, (iii) the state where the corporate trust office of the Trustee is located, or (iv) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower and Agent.

“Cash Management Period” shall have the meaning specified for such term in the Cash Management Agreement.

“Cash Management Period Termination Event” shall have the meaning specified for such term in the Cash Management Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Clearing Account” shall mean, collectively, the accounts defined as the “Restricted Accounts” in the Clearing Account Agreement.

“Clearing Account Agent” shall mean Wells Fargo Bank, N.A., in its capacity as bank under the Clearing Account Agreement, and any successor thereto.

“Clearing Account Agreement” shall mean that certain Restricted Account Agreement (Access Restricted After Instructions) of even date herewith among Lender, Borrower and Clearing Account Agent.

“Closing Date” shall mean the date of the initial funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“Covered Disclosure Information” shall have the meaning specified in Section 9.2.2.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Consideration or Default Prepayment Consideration, as applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean the ratio of (i) Underwritable Cash Flow for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the projected Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Prepayment Consideration” shall mean an amount equal to the greater of (i) three percent (3%) of the outstanding principal balance of the Loan at the time the prepayment is received by Lender, and (ii) the Yield Maintenance Premium.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) three percent (3%) above the Applicable Interest Rate.

“Defeasance Collateral” shall mean U.S. Obligations, which provide, without reinvestment, payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates, as certified by an independent certified public accountant satisfactory to Lender.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.2.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Defeasance Security Agreement” shall mean a security agreement in form and substance that would be reasonably satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Defeased Note” shall have the meaning set forth in Section 2.5.4.

“Disclosure Document” shall have the meaning set forth in Section 9.2.1.

“Disclosure Indemnified Parties” shall have the meaning set forth in Section 9.2.2.

“Disclosure Liabilities” shall have the meaning set forth in Section 9.2.2.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender, and, if applicable, any Replacement Environmental Indemnity.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2.1.

“Exchange Act Filing” shall have the meaning set forth in Section 9.1.3(a).

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues as determined by Lender, proceeds from the sale or refinancing of the Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrower from the Reserve Funds or any other fund established by the Loan Documents.

“Immediate Family Members” shall have the meaning set forth in Section 8.2.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Indemnified Party” shall have the meaning set forth in Section 11.13(b).

“Independent Person” shall mean a natural Person who is not at the time of initial appointment, or at any time while serving as a manager (in the case of a manager-managed limited liability company), member (in the case of a member-managed limited liability company), or a director (in the case of a corporation) of Borrower or any Required SPE, and has not been at any time during the preceding five (5) years: (a) a stockholder, manager, director, officer, employee, partner, member, attorney or counsel of Borrower or such Required SPE, respectively, or any Affiliate of Borrower or such Required SPE, respectively; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or such Required SPE, respectively, or any Affiliate of Borrower or such Required SPE, respectively; (c) a Person controlling or under common control with any such stockholder, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. A natural Person who otherwise satisfies the foregoing shall not be disqualified from serving as an independent director, member or manager of Borrower or any Required SPE if such individual is at the time of initial appointment, or at any time while serving as an Independent Person of Borrower or such Required SPE, respectively, an independent director, member or manager of a “special purpose entity” affiliated with Borrower or such Required SPE, respectively (other than any Person which owns any direct or indirect equity interest in Borrower or such Required SPE, respectively), if such individual is an Independent Person provided by a nationally-recognized company that provides professional independent directors or managers if the Person serving as such Independent Person does not derive more than 5% of his or her annual income from serving as an independent director, member or manager of Borrower or such Required SPE, respectively, or any Affiliate of Borrower or such Required SPE, respectively. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve a Person’s separateness that are substantially similar to those of Borrower, and provide, inter alia, that it: (a) is organized for the limited purpose of owning and operating one or more properties, being the general partner or a member of a borrower or, in a securitization context, the limited purpose of issuing mortgage or asset-backed securities; (b) has restrictions on its ability to incur indebtedness, dissolve, liquidate, consolidate, merge and/or sell assets; (c) may not file voluntarily a bankruptcy petition on its own behalf or on behalf of a borrower without the consent of the independent director, manager or member; and (d) shall conduct itself and cause the borrower in question to conduct itself in accordance with certain “separateness covenants,” including, but not limited to, the maintenance of its and such borrower’s books, records, bank accounts and assets separate from those of any other person or entity.

“Individual Property” shall mean each of the twenty-four (24) individual properties comprising the Property. The location of each Property is identified on Schedule 1.

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Rollover Funds” shall have the meaning set forth in Section 6.6.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, in Chicago, Illinois, issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion, thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Manager’s Agreement, the Borrower Certification executed Borrower in favor of Lender, the Authorization to Wire Funds/Interest Rate Confirmation Letter executed by Borrower in favor of Lender, the Letter of Release executed by Borrower, the Post-Closing Agreement executed by Borrower in favor of Lender and all other documents or instruments now or hereafter executed in connection with and/or securing or evidencing the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and, if applicable, any Replacement Loan Documents.

“Major Lease” shall mean any Lease (i) covering more than 100,000 square feet of the Property, (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 100,000 square feet of the Property in the aggregate, or (iii) covering an. entire Individual Property; provided, however, that so long as (A) RREEF owns, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in Borrower, and (B) the property manager of the Property is a Qualified Manager, then (I) the provisions of clause (ii) above shall not be applicable, and (II) a Lease which covers an entire Individual Property (but does not meet the condition set forth in clause (i) above) shall not be deemed to be a Major Lease so long as such Lease does not contain any options to purchase, rights of first refusal to purchase or tenant ownership of the building or other major improvements.

“Management Agreement” shall mean those certain management agreements by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, as set forth in detail on Schedule VII attached hereto.

“Manager” shall mean RREEF Management Company, a Delaware corporation, or any other property manager approved in accordance with the terms and conditions of the Loan Documents.

“Manager’s Agreement” shall mean that certain Manager’s Agreement dated the date hereof by Manager in favor of Lender, and consented to by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Material Action” means to (i) dissolve, merge, liquidate or consolidate and, as to any Required SPE, permit Borrower (as applicable) to dissolve, merge, liquidate, or consolidate; (ii) except as permitted herein, sell all or substantially all of its assets or, as to any Required SPE, the assets of the Borrower (as applicable); (iii) engage in any business activity other than as set forth in Section 3.1.24, or amend its organizational documents with respect to the matters set forth in Section 3.1.24 without the consent of the Beneficiary; or (iv) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or, as to any Required SPE, with respect to itself or Borrower (as applicable), or consent to the institution of bankruptcy or insolvency proceedings with respect to itself or, as to any Required SPE, with respect to itself or Borrower (as applicable), or file a petition seeking, or consent to, reorganization or relief with respect to itself or, as to any Required SPE, with respect to itself or Borrower (as applicable), under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of itself or, as to any Required SPE, of itself or Borrower (as applicable), or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or to take action in furtherance of any such action.

“Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, under which there is an obligation of Borrower to pay more than $5,000,000.00 per annum.

“Maturity Date” shall mean December 1, 2016 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean a payment of interest only accrued on the outstanding principal amount of the Loan during the calendar month immediately prior to the Monthly Payment Date on which such payment is due.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, collectively, each first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and, if applicable, any Replacement Mortgage.

“Net Operating Income” for any period shall mean the amount obtained by subtracting Operating Expenses for such period from Gross Revenue for such period.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Net Worth Period” shall have the meaning provided in Section 4.1.6(b).

“Note” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury.

“OFAC Rules” shall have the meaning set forth in Section 3.1.38.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer, general partner or managing member of Borrower, as applicable.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, a management fee equal to the greater of three percent (3%) of annual rents or the actual management fee, $0.55 per rentable square foot of the Improvements per annum with respect to capital costs and tenant rollover expenses, but excluding actual Capital Expenditures, depreciation, amortization, and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Lender to normalize such costs and expenses.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Patriot Act” the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, and, if applicable, the Replacement Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has reasonably approved or may approve in writing in Lender’s reasonable discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean June 1, 2016.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets Regulation” shall have the meaning set forth in Section 3.1.8.

“Policies” shall have the meaning set forth in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (d) Anti-Money Laundering Laws, and (e) all other Legal Requirements relating to money laundering or terrorism.

“Prohibited Person” shall have the meaning specified in Section 3.1.38.

“Property” shall mean, collectively, the parcels of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage. The location of each Individual Property comprising the Property is identified on Schedule I.

“Qualified Manager” shall mean a property manager which (a) is a reputable property management company having at least five (5) years experience, prior to its engagement as property manager for the Property, in the management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, (b) has for at least five (5) years prior to its engagement as property manager for the Property managed at least five (5) properties of the same type as the Property totaling at least 1,000,000 square feet (exclusive of the Property); and (c) is not the subject of a bankruptcy or similar insolvency proceeding.

“Qualified Transferee” shall mean any Person who (a) is not a Prohibited Person, (b) is not and has not been subject to any adverse litigation, bankruptcy or insolvency proceedings or criminal investigations or indictment, who does not have a conduit loan in special servicing, and who has not defaulted on any debt or loan, or any guaranty, indemnity or other agreement with a lender, and (c) is a Person who meets the requirements and definition for a “qualified transferee” set out in Appendix VI to the S&P U.S. CMBS Legal and Structured Finance Criteria that also (i) immediately prior to such Transfer has total assets of at least $750,000,000.00 excluding the Property, (ii) has a net worth, calculated as of a date no more than three (3) months prior to such Transfer, of at least $350,000,000.00, excluding the Property, and (iii) is regularly engaged in the business of owning interests (either directly or through funds under management) in industrial properties. No Person shall qualify as a Qualified Transferee without delivering to Lender a certificate which is signed by an authorized representative of such Person, certifying that such Person meets the definition of a Qualified Transferee set forth herein and providing financial statements confirming such certification, which financial statements shall be prepared in accordance with GAAP or otherwise reasonably acceptable to Lender.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §.§ 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as may have been provided by the Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,531 (Jan. 7, 2005)) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Regulation S-X” means Regulation S-X of the Securities Act.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“Release Amount” shall mean 115% of the Allocated Loan Amount for such Individual Property.

“Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“Remaining Carriers” shall have the meaning set forth in Section 5.1.2.

“Remaining Property” shall have the meaning set forth in Section 2.7(e).

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rent Deficiency” shall have the meaning set forth in Section 6.6.2.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Assignment of Leases” shall have the meaning set forth in Section 2.6(1).

“Replacement Environmental Indemnity” shall have the meaning set forth in Section 2.6(1).

“Replacement Financing Statement” shall have the meaning set forth in Section 2.6(1).

“Replacement Lease” shall have the meaning set forth in Section 6.6.2.

“Replacement Loan Documents” shall have the meaning set forth in Section 2.6(1).

“Replacement Mortgage” shall have the meaning set forth in Section 2.6(1).

“Replacement Title Policy” shall have the meaning set forth in Section 2.6(m).

“Required Repairs” shall have the meaning set forth in Section 6.1.1.

“Required SPE” shall have the meaning set forth in Section 3.1.24.

“Reserve Funds” shall mean, collectively, Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Rollover Funds and the Lease Termination Rollover Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall ten percent (10%) of the Loan Amount.

“Rollover Funds” shall have the meaning set forth in Section 6.5.1.

“RREEF” shall mean RREEF America REIT II, a Maryland corporation.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Note as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, and other similar charges.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1.1.

“Securities” shall have the meaning set forth in Section 9.1.1.

“Securities Act” shall have the meaning set forth in Section 9.1.1.

“Securitization” shall have the meaning set forth in Section 9.1.1.

“Servicer” shall have the meaning set forth in Section 11.24(a).

“Servicing Agreement” shall have the meaning set forth in Section 11.24(a).

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB.

“Special Purpose Entity” shall mean a limited partnership, limited liability company or corporation which, at all times until the Debt is paid and all obligations under the Loan Documents are satisfied, meets all of the requirements of Section 3.1.24.

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Substitute Property” shall have the meaning set forth in Section 2.6.

“Substituted Property” shall have the meaning set forth in Section 2.6.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean, collectively, one or more a surveys of the Property prepared by surveyor(s) licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Termination Space” shall have the meaning set forth in Section 6.6.1.

“Title Insurance Policy” shall mean, collectively, one or more ALTA mortgagee title insurance policies in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage and, if applicable any Replacement Title Insurance Policy.

“Transfer” shall have the meaning provided in the Mortgage.

“Transferee” shall have the meaning specified in Section 8.1.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Undefeased Note” shall have the meaning set forth in Section 2.5.4.

“Underwritable Cash Flow” shall mean the excess of Gross Revenue over Operating Expenses. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Lender based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Updated Information” shall have the meaning set forth in Section 9.1.2(a).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption, which are government securities within the meaning of Treas. Reg. 1.860G-2(a)(8)(i) and which securities must comply (as determined by Lender in its sole discretion) with REMIC Trust and Rating Agency requirements.

“Yield Maintenance Premium” shall mean an amount,, never less than zero, equal to (a) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the originally scheduled Maturity Date determined by discounting such payments at the Discount Rate, less (b) the amount of the payment or proceeds received by Lender. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the remaining scheduled monthly payments of interest and any balloon payment of principal. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. All percentages shall be rounded to the nearest one hundred thousandth percent and dollar amounts to the nearest whole dollar.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1	The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past due Basic Carrying Costs, if any, in respect of the Property, (iii) deposit the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (v) fund any working capital requirements of the Property, as reasonably approved by Lender and (vi) retain the balance, if any.

Section 2.2	Interest Rate.

2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from the Closing Date up to the Maturity Date at the Applicable Interest Rate.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.

2.2.3 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the calendar month immediately prior to such Monthly Payment Date.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3	Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of interest only accrued on the outstanding principal balance of the Loan from time to time on the Monthly Payment Date occurring in January, 2007 and on each Monthly Payment Date thereafter to and including the Maturity Date.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.4 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., Chicago, Illinois time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4	Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, Borrower may, provided no Event of Default has occurred, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time if permitted by Lender in its sole discretion), prepay the Debt in whole but not in part on any date without payment of any prepayment fee or premium and without defeasance. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to, but excluding, the next Monthly Payment Date. If the Loan has been defeased pursuant to Section 2.5, it may not be prepaid prior to the Maturity Date.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for a Restoration, Lender shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. No prepayment fee or premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Default Prepayment Consideration, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.

Section 2.5	Defeasance.

2.5.1 Conditions to Defeasance.

(a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the Permitted Prepayment Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur; provided, however, that notwithstanding anything to the contrary herein, the Loan may not be defeased during the last one hundred eighty (180) days of the loan term if the Loan has not previously been defeased;

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents, including the defeasance processing fee charged by Servicer pursuant to Section 2.5.3. If for any reason the Defeasance Date is not a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the Note through the next Monthly Payment Date;

(iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.2 and 2.5.3 hereof;

(iv) Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions, issued by counsel reasonably satisfactory to the Rating Agencies and Lender, and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.5, (C) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) a non-consolidation opinion with respect to the Successor Borrower in form and substance acceptable to the Rating Agencies, and (E) that the assumption agreement referenced in Section 2.5.3 below is enforceable against Borrower and Successor Borrower in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such Successor Borrower in accordance with their respective terms.

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event and shall comply with all Rating Agency requirements and applicable REMIC provisions under the Code;

(vii) Borrower shall deliver an Officer’s Certificate certifying that it is requesting the lien against the Property be released to facilitate a disposition or refinancing of, or other customary commercial transaction involving, the Property and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages, and that the requirements set forth in this Section 2.5 have been satisfied;

(viii) Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(x) Borrower shall pay all costs and expenses associated with the purchase of the Defeasance Collateral, all Rating Agency fees and expenses in connection with the Defeasance Event, and all reasonable costs and expenses of Lender incurred in connection with the Defeasance Event, including without limitation, the preparation of the Defeasance Security Agreement and related documentation, the preparation and recordation of the release of the lien of the Mortgage and Lender’s reasonable attorneys’ fees and expenses.

(b) If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in material compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.

2.5.2 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower without interest. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement and to further create a first priority security interest herein in favor of Lender in conformity with all applicable state and federal laws governing granting of security interests. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3 Successor Borrower. Upon the release of the Property in accordance with Section 2.5.1, Borrower shall assign all its obligations and rights under the Note, together with the pledged Defeasance Collateral, to a successor entity (the “Successor Borrower”) designated by LaSalle Bank National Association in its sole discretion. Such successor entity shall be a single purpose bankruptcy remote entity, which shall not own any other assets or have any other liabilities or operate any other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan), and shall execute an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which it shall assume Borrower’s obligations under the Note and the Defeasance Security Agreement. As conditions to such assignments and assumption, Borrower shall (a) pay all reasonable costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation), and (b) pay to the servicer of this Note a defeasance processing fee in an amount not greater than $20,000, provided, notwithstanding anything to the contrary herein or in the other Loan Documents, no other assumption fee shall be payable by Borrower in connection with such assumption. Upon such assumption, Borrower shall be relieved of its obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement, with the sole exception of (A) representations and warranties made in connection with the Defeasance Event, (B) the underlying obligation to effect the Defeasance Event, (C) any loss to Lender if the Defeasance Event is set aside, voided or rescinded and (D) any rights or obligations that are specifically intended to survive the repayment of the Loan or other payment, satisfaction or termination of the Note, the Loan Documents or the Defeasance Security Agreement.

2.5.4 Partial Defeasance. Pursuant to Section 2.7, in connection with obtaining a Release of any Individual Property comprising the Property, Borrower is required to partially defease an amount of the outstanding principal of the Loan equal to the applicable Release Amount for the Individual Property in question. In connection with each such partial Release, the Note (or Undefeased Note after the first such partial release) shall be split into two (2) substitute notes, one (1) such substitute note having a principal balance equal to the Release Amount for the Individual Property being released (the “Defeased Note”) and the other note having a principal balance equal to outstanding principal balance of the entire Note (or Undefeased Note after the first such partial release) less the amount of the Defeased Note (the “Undefeased Note”). In all other respects, the Defeased Note and Undefeased Note (or the new “Undefeased Note,” as the case may be) shall be identical to the Note. The Defeased Note and the Undefeased Note (or the new “Undefeased Note,” as the case may be, shall not be cross-collateralized or cross-defaulted. Upon such splitter, Borrower shall defease the Defeased Note pursuant to Sections 2.5.1 through 2.5.3 above (provided, however, for purposes hereof, the “Note” as referred to in the definition of “Defeasance Collateral” shall mean the Defeased Note, and the “Property” as referred to in Section 2.5.1 and 2.5.3 shall mean the Individual Property being released). Failure to defease the Defeased Note within sixty (60) days of such splitter shall be an Event of Default. Upon completion of a partial defeasance as described above, all references herein and in the other Loan Documents to the “Note” shall mean the Defeased Note and the Undefeased Note.

Section 2.6	Substitution of Property.

Subject to the terms and conditions set forth in this Section 2.6, Borrower may obtain (i) a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (the “Substituted Property”), and (ii) a release of the Borrower’s obligations under the Loan Documents with respect to such Substituted Property first arising after the date of such substitution (other than those obligations expressly stated to survive), by simultaneously substituting therefor another property which a prudent institutional lender would find to be of like or better kind and quality (including without limitation geographic location, tenant strength and lease terms) simultaneously acquired by Borrower, including the Improvements located thereon and all personal property owned by Borrower in connection therewith (collectively, the “Substitute Property”) for the Substituted Property, provided that the following conditions precedent are satisfied:

(a) During the twelve (12) month period immediately prior to and including the date of such substitution, Borrower has obtained the release and substitution of no more than six (6) of the Individual Properties (including the Substituted Property which is the subject of the current substitution) in accordance with this Section 2.6.

(b) The Allocated Loan Amount of the Substituted Property plus the Allocated Loan Amount(s) of all Substituted Properties previously released from the lien of the Mortgage in accordance with this Section 2.6, does not exceed One Hundred Twenty-Five Million Dollars ($125,000,000.00).

(c) The Maturity Date shall have not occurred.

(d) Lender shall have received at least thirty (30) days prior’ written notice requesting the substitution and identifying the Substitute Property and Substituted Property.

(e) Lender shall have received payment of a fee in the amount of one-tenth of one percent (0.10%) of the Allocated Loan Amount of the Substituted Property.

(f) Lender shall have received an appraisal of the Substitute Property and the Property, dated no more than ninety (90) days prior to the substitution date, by an MAI appraiser having at least five (5) years of experience in the appraisal of commercial properties with the same use as the Property and in the geographic area in which the Property is located, which appraiser would be acceptable to a reasonably prudent institutional lender and is acceptable to the Rating Agencies.

(g) After giving effect to the substitution, the Debt Service Coverage Ratio for the Loan (excluding the Substituted Property and including the Substitute Property) is not less than the greater of (i) the Debt Service Coverage Ratio for the Loan as of the Closing Date and (ii) the Debt Service Coverage Ratio for the Loan as of the date immediately preceding the substitution (including the Substituted Property and excluding the Substitute Property).

(h) After giving effect to the substitution, the ratio of the outstanding principal amount of the Loan to the aggregate fair market value (based upon the value set forth in the appraisal referenced in clause (f) above) of the Property (excluding the Substituted Property and including the Substitute Property), is not greater than the lesser of (i) the ratio of the outstanding principal amount of the Loan as of the Closing Date to the aggregate fair market value of the Property as of the Closing Date (based upon the value set forth in the appraisal obtained as of the Closing Date), and (ii) the ratio of the outstanding principal amount of the Loan immediately prior to the subject release to the aggregate fair market value of the Property (including the Substituted Property and excluding the Substitute Property) immediately prior to the subject release (based upon the value set forth in the appraisal referenced in clause (f) above).

(i) The Net Operating Income (as adjusted and determined in accordance with Lender’s reasonable standard underwriting practice and procedures as used in connection with the underwriting of the Loan) for the Substitute Property does not show a downward trend over the three (3) years immediately prior to the date of substitution.

(j) If (i) the Loan has been the subject of a Securitization, and (ii) the Allocated Loan Amount of the Substituted Property plus the Allocated Loan Amount(s) of all Substituted Properties previously released from the lien of the Mortgage in accordance with this Section 2.6, exceeds Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000.00), then Lender shall have received a Rating Agency Confirmation in connection with the substitution.

(k) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received an Officer’s Certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to Borrower, the Substituted Property and the Substitute Property, subject to any updates to the representations set forth in Section 3.1.22 and Schedule II provided in writing to Lender at such time, stating that the substitution and the related transactions are arms length transactions and do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws, containing any other representations and warranties with respect to Borrower, the Substituted Property, the Substitute Property or the Loan as a prudent institutional lender would reasonably require and/or the Rating Agencies may require, and certifying that the requirements set forth in this Section 2.6 for the substitution have been satisfied, such Officer’s Certificate to be in form and substance which would be reasonably satisfactory to a prudent institutional lender and/or is satisfactory to the Rating Agencies.

(1) Borrower shall have executed, acknowledged and delivered to Lender (i) a deed of trust (“Replacement Mortgage”) and an assignment of leases and rents (“Replacement

Assignment of Leases”) with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Replacement Mortgage and Replacement Assignment of Leases, and of a UCC-1 financing statement (“Replacement Financing Statement”), and agreeing to record such Replacement Mortgage, Replacement Assignment of Leases and Replacement Financing Statement in the real estate records for the county in which the Substitute Property is located so as to effectively create upon such recording valid and enforceable first priority Liens upon the Substitute Property in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Replacement Loan Documents, (ii) an environmental indemnity agreement with respect to the Substitute Property (“Replacement Environmental Indemnity”) and (iii) such other forms of loan documents with respect to the Substitute Property (together with the Replacement Mortgage, the Replacement Assignment of Leases the Replacement Financing Statement and the Replacement Environmental Indemnity, the “Replacement Loan Documents”) as would be reasonably required by a prudent institutional lender. The Replacement Loan Documents shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property, subject to modifications reflecting only the Substitute Property as the Property that is the subject of such documents and such modifications as a prudent institutional lender would reasonably determine to be necessary to conform such Replacement Loan Documents to the applicable law, practice and property type of the Substitute Property in the state where it is located. The Replacement Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note.

(m) Lender shall have received a title insurance policy (or a marked, signed and redated irrevocable commitment to issue such title insurance policy) (“Replacement Title Policy”) insuring the Lien of the Replacement Mortgage encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substituted Property and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substituted Property. The title insurance policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Loan, (2) insure Lender that the Replacement Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policy insuring the Substituted Property (including but not limited to “tie-in” and “separate tax lot” endorsements), and (4) name Lender and its successors and/or assigns as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(n) Lender shall have received a current survey for the Substitute Property, certified to the title company and Lender and their successors and assigns in the same form and having the same content as the certification of the survey of the Substituted Property, prepared by a professional land surveyor licensed in the state in which the Substitute Property is located in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, and otherwise would be reasonably acceptable to a prudent institutional lender and is acceptable to the Rating Agencies. Such survey shall reflect the same legal description contained in the title insurance policy relating to the Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of the Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to the survey and the survey shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area.”

(o) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for the Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(p) Lender shall have received a Phase I environmental report for the Substitute Property which would be reasonably acceptable to a prudent institutional lender and which is acceptable to the Rating Agencies and, if recommended under the Phase I environmental report, a Phase II environmental report for the Substitute Property acceptable to Lender and the Rating Agencies, which conclude that the Substitute Property does not contain any Hazardous Substances (as defined in the Environmental Indemnity) and is not subject to any material risk of contamination from any off-site Hazardous Substances (as defined in the Environmental Indemnity).

(q) Borrower shall deliver or cause to be delivered to Lender (i) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower delivered to Lender on the Closing Date; (ii) good standing certificates and certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (iii) resolutions of Borrower authorizing the substitution and any actions taken in connection with such substitution. After giving effect to such substitution, Borrower shall remain a Special Purpose Entity.

(r) Lender shall have received the following opinions of Borrower’s counsel acceptable to the Rating Agencies if the Loan has been the subject of a Securitization, or to the Lender if the Loan has not been the subject of a Securitization: (i) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Replacement Loan Documents delivered with respect to the Substitute Property are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located; (ii) an opinion of counsel stating that the Replacement Loan Documents delivered with respect to the Substitute Property were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Replacement Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (iii) an opinion of counsel stating that subjecting the Substitute Property to the Lien of the Replacement Mortgage and the execution and delivery of the Replacement Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents; (iv) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (v) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust; and (vi) such other customary opinions as a prudent institutional lender would reasonably require and/or the Rating Agencies shall require.

(s) Borrower shall have paid, or escrowed with Lender, all Basic Carrying Costs relating to the Substitute Property, including without limitation, (i) accrued but unpaid insurance premiums relating to the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to the Substitute Property and (iii) currently due and payable maintenance charges and other impositions relating to the Substitute Property.

(t) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(u) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Substitute Property, each certified to Lender as being true, correct and complete in all material respects, and a certificate from Borrower certifying that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(v) Borrower shall have used commercially reasonable efforts to deliver to Lender estoppel certificates from any existing tenants of the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject lease is a valid and binding obligation of the tenant thereunder, (2) to such tenant’s knowledge, there are no defaults under such lease on the part of the landlord or tenant thereunder, (3) to such tenant’s knowledge, the tenant thereunder has no defense or offset to the payment of rent under such leases, (4) no rent under such lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such lease to purchase all or any portion of the Substitute Property, and (6) all tenant improvement work required under such lease has been substantially completed (subject to usual and customary “punch list” items which are described in such estoppel) and the tenant under such lease is in actual occupancy of its leased premises and has commenced paying rent with no remaining rights of set-off or free rent periods.

(w) Lender shall have received copies of all tenant leases affecting the Substitute Property certified by Borrower as being true, correct and complete.

(x) Lender shall have received a subordination, attornment and non-disturbance agreement in the form attached hereto as Schedule V, with such commercially reasonable changes as may be requested by the applicable tenant from time to time, and which would be reasonably acceptable to a prudent institutional lender, with respect to tenants designated by Lender at the Substitute Property, and Lender agrees to execute and deliver any such Subordination, Non-Disturbance and Attornment Agreement.

(y) Lender shall have received a physical conditions report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste. If requested by Lender, such compliance with applicable Legal Requirements shall be confirmed by delivery to Lender of (i) a certificate of an architect licensed in the state in which the Substitute Property is located, (ii) a letter from the municipality in which such Property is located (with respect to zoning laws), (iii) a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), (iv) an ALTA 3.1 zoning endorsement to the title insurance policy for the Substitute Property delivered pursuant to clause (m) above (with respect to zoning laws), and (v) a subdivision endorsement to the title insurance policy delivered pursuant to clause (m) above (with respect to subdivision laws). If the physical conditions report recommends that any immediate repairs be made with respect to the Substitute Property, (A) such recommended immediate repairs shall be completed by Borrower within a commercially reasonable time following such substitution, and (B) the physical conditions report shall include an estimate of the cost of such recommended repairs and, if such estimate exceeds five percent (5%) of the Allocated Loan Amount for the Substituted Property, then Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (I) an update to such physical conditions report or a letter from the engineer that prepared such physical conditions report indicating that the recommended repairs were completed in good and workmanlike manner and (II) paid receipts indicating that the costs of all such repairs have been paid.

(z) Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Substituted Property and the addition of the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Manager’s Agreement reflecting such amendment to the Management Agreement.

(aa) Lender shall have received such other and further approvals, opinions, documents and due diligence information in connection with the substitution as requested by the Rating Agencies if the Loan is part of a Securitization, or by Lender if the Loan is not part of a Securitization, required to effect the substitution.

(bb) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property, together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true, correct and complete copy of such contract or agreement and all amendments thereto.

(cc) Lender shall have received a copy of a deed conveying all of Borrower’s right, title and interest in and to the Substituted Property to an entity other than Borrower pursuant to an arms length transaction and a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.

(dd) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located.

Upon the satisfaction of the foregoing conditions precedent and the release of the Lien of the Mortgage encumbering the Substituted Property, the Substitute Property shall be deemed to be an Individual Property and a portion of the Property for purposes of this Agreement and the other Loan Documents.

Section 2.7	Release of Individual Properties.

On any date after the Release Date, Borrower may obtain the release of any Individual Property from the Lien of the Mortgage encumbering such Individual Property (and the related Loan Documents), provided that the following conditions precedent are satisfied:

(a) Borrower shall defease an amount of the outstanding principal of the Loan equal to the applicable Release Amount for the Individual Property being released in accordance with the requirements of Section 2.5.4 with respect to such partial defeasance, and Borrower shall have executed originals of the Defeased Note and the Undefeased Note, as well as any amended and restated Loan Documents necessary to complete the partial defeasance.

(b) The Allocated Loan Amount of the Individual Property to be released plus the Allocated Loan Amount(s) of all Individual Properties previously released from the lien of the Mortgage in accordance with this Section 2.7, does not exceed One Hundred Twenty-Five Million Dollars ($125,000,000.00).

(c) The Maturity Date shall have not occurred.

(d) Lender shall have received at least thirty (30) days prior written notice requesting the release and identifying the Individual Property, accompanied by a copy of the applicable contract of sale and all related documents.

(e) Lender shall have received an appraisal of the Individual Property being released and an appraisal of the Property remaining subject to the lien of the Mortgage following such release (“Remaining Property), dated no more than ninety (90) days prior to the release date, by an MAI appraiser having at least five (5) years of experience in the appraisal of commercial properties with the same use as the Property and in the geographic area in which the Property is located, which appraiser would be acceptable to a reasonably prudent institutional lender and is acceptable to the Rating Agencies.

(f) After giving effect to the release, the Debt Service Coverage Ratio for the Loan is not less than the greater of (i) the Debt Service Coverage Ratio for the Loan as of the Closing Date and (ii) the Debt Service Coverage Ratio for the Loan as of the date immediately preceding the release.

(g) After giving effect to the release and the related partial defeasance, the ratio of the outstanding principal amount of the Loan to the aggregate fair market value (based upon the value set forth in the appraisal referenced in clause (e) above) of the Remaining Property, is not greater than the lesser of (i) the ratio of the outstanding principal amount of the Loan as of the Closing Date to the aggregate fair market value of the Property as of the Closing Date (based upon the value set forth in the appraisal obtained as of the Closing Date), and (ii) the ratio of the outstanding principal amount of the Loan immediately prior to the subject release to the aggregate fair market value of the Property (including the Individual Property which is the subject of the release) immediately prior to the subject release (based upon the value set forth in the appraisal referenced in clause (e) above).

(h) If the Loan has been the subject of a Securitization, Lender shall have received a Rating Agency Confirmation in connection with the release.

(i) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received an Officer’s Certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release, subject to any updates to the representations set forth in Section 3.1.22 and Schedule II provided in writing to Lender at such time, containing any other representations and warranties with respect to Borrower, the Property or the Loan as the Rating Agencies may require, and certifying that the requirements set forth in this Section 2.7 for the release have been satisfied, such Officer’s Certificate to be in form and substance satisfactory to the Rating Agencies.

(j) After giving effect to such release, Borrower shall remain a Special Purpose Entity.

(k) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the release and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the release. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the release.

(l) Lender shall have received a copy of a deed conveying all of Borrower’s right, title and interest in and to the Individual Property to be released to an entity other than Borrower pursuant to an arms length transaction and a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Individual Property to be released is located.

(m) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for the Individual Property being released for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Individual Property to be released is located.

(n) In the event that the Individual Property to be released is adjacent to or part of a group of Remaining Property, Borrower shall deliver to Lender (i) all subdivision and zoning approvals, if any, with respect to the Individual Property to be released and the Remaining Property as may be necessary under local law to allow the Individual Property to be released and the Remaining Properties to be operated and owned as independent parcels for all building, zoning, subdivision and taxing purposes, and that following the release of the Individual Property, the Remaining Properties will continue to comply with all building, zoning and subdivision laws, and (ii) copies of each proposed cross-easement and mutual or nonexclusive easement for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities and services shared by the Individual Property to be released and the Remaining Property and the like which may be required by any Governmental Authority or which are reasonably necessary for the operation of such parcels, which easements shall be considered Permitted Encumbrances, all of which would be reasonably approved by a prudent institutional lender.

(o) If same would be requested by a prudent institutional lender, Lender shall have received a new Title Insurance Policy or a “bring down” or “date down” of the existing Title Insurance Policy insuring the Lien of the Mortgage on the Remaining Property, and confirming that other than the Permitted Encumbrances there are no other Liens encumbering the Remaining Property.

(p) Lender shall have received such other and further customary approvals, opinions, documents and due diligence information in connection with the release as requested by the Rating Agencies if the Loan is part of a Securitization, or as reasonably requested by Lender if the Loan is not part of a Securitization, required to effect the release.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization.

(a) Each of Borrower and each Required SPE is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, is and has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) the address of Borrower set forth in the first paragraph of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is D1 1600160. Borrower’s federal tax identification number is 20-5881070.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement and the other Loan Documents.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority lien on the Property, subject only to Permitted Encumbrances and (ii) a perfected security interest in and to, and a perfected collateral assignment of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

3.1.9 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its current uses. All public utilities necessary to the continued use and enjoyment of each Individual Property as presently used and enjoyed are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit such Individual Property.

3.1.13 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.

3.1.14 Assessments. There are no pending or, to Borrower’s knowledge after due investigation and inquiry, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. Except as otherwise disclosed in the physical condition reports provided to Lender as of the Closing Date, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as shown on the Surveys, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting such Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that, except as disclosed on the schedule of exceptions attached hereto as Schedule II: (a) the rent roll attached hereto as Schedule II is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described in Schedule II (provided, however, that Schedule II does not list any amendments, modification or assignments to any Lease or any subleases or subsubleases), (b) the Leases identified on Schedule II are in full force and effect and there are no defaults thereunder by Borrower, or to Borrower’s knowledge, any other party, (c) the copies of the Leases delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto, (d) except as disclosed in any tenant estoppel delivered to Lender in connection with the closing of the Loan, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) except as disclosed in any tenant estoppel delivered to Lender in connection with the closing of the Loan, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) except as disclosed in any tenant estoppel delivered to Lender in connection with the closing of the Loan, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal

Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage.

3.1.24 Single Purpose. Borrower and any other entity required by Lender to be a Special Purpose Entity pursuant to the provisions of this Section 3.1.24 or otherwise (a “Required SPE”) shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Property, or become a shareholder of or a member or partner in any entity which acquires any property other than the Property, until such time as the Debt has been fully repaid and all obligations under the Loan Documents are satisfied. Borrower’s and any Required SPE’s articles of incorporation, partnership agreement or operating agreement, as applicable, (w) as to Borrower, limit its purpose to the acquisition, development, sale, ownership, leasing, transferring, exchanging, management, operation, mortgaging, financing, refinancing and maintenance of the Property, and as to any Required SPE, limit its purpose to acting as the general partner of the limited partnership that owns the Property, or a member of the limited liability company that owns the Property, or the general partner of any Required SPE which is a limited partnership, or a member of any Required SPE which is a limited liability company, (x) prohibit other activities, mergers, consolidations and asset sales until such time as the Indebtedness has been fully repaid, (y) contain separateness covenants satisfactory to Lender and substantially similar to those set forth in this Section 3.1.24, and (z) provide that such provisions shall not be amended without the prior written consent of Lender. Borrower hereby represents and warrants to, and covenants with Lender that:

(a) Borrower is organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing, operating and maintaining the Property, entering into the Loan Documents with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and any Required SPE is organized solely for the purpose of acting as a general partner of the limited partnership that owns the Property, or a member of the limited liability company that owns the Property, or the general partner of any Required SPE which is a limited partnership, or a member of any Required SPE which is a limited liability company;

(b) Borrower is not engaged and will not engage in any business unrelated to the acquisition, development, sale, ownership, leasing, transferring, exchanging, management, operation, mortgaging, financing, refinancing and maintenance of the Property, and any Required SPE is not engaged and will not engage in any business unrelated to (1) acting as general partner of the limited partnership that owns the Property, (2) acting as a member of the limited liability company that owns the Property, (3) acting as general partner of any Required SPE which is a limited partnership, or (4) acting as a member of any Required SPE which is a limited liability company;

(c) Borrower does not have and will not have any assets other than the Property and such incidental personal property as may be necessary for the operation of the Property, and any Required SPE does not have and will not have any assets other than its partnership interest in the limited partnership that owns the Property, or its member interest in the limited liability company that owns the Property or acts as the general partner of such limited partnership or managing member of such limited liability company, as applicable;

(d) each of Borrower and any Required SPE (if such entity is a corporation) has at all times on its board of directors at least two (2) Independent Persons that are directors, who shall be selected by Borrower or such Required SPE, respectively, but which must be reasonably satisfactory to Lender;

(e) each of Borrower and any Required SPE (i) (if such entity is a limited liability company with a board of managers) has at all times on its board of managers at least two (2) Independent Persons that are managers of the limited liability company, who shall be selected by Borrower or such Required SPE, respectively, but which must be reasonably satisfactory to Lender, or (ii) (if such entity is a limited liability company with only one (1) member and without a board of managers) shall have at least two (2) Independent Persons that are non-economic members of the limited liability company, who shall be selected by Borrower or such Required SPE, respectively, but which must be reasonably satisfactory to Lender, or (iii) shall have at least one (1) member that owns at least one percent (1%) of the equity of such limited liability company that is a Special Purpose Entity;

(f) each of Borrower and any Required SPE (if such entity is a partnership) has at all times a Special Purpose Entity as its general partner (or multiple Special Purpose Entities as its sole general partners if there are more than one general partners);

(g) any Borrower or Required SPE that is a limited liability company, if such limited liability company has only one member, (1) has been formed under Delaware law and (2) has at least one (1) individual or entity as a springing member, which shall become a member of the limited liability company upon the dissolution or disassociation of the sole member;

(h) Borrower and any Required SPE (1) have articles of organization, a certificate of formation, limited liability company agreement and/or an operating agreement, as applicable (if such entity is a limited liability company), (2) have a limited partnership agreement (if such entity is a limited partnership), or (3) have a certificate of incorporation, articles or bylaws (if such entity is a corporation) that, in each case, provide that such entity will not, without the affirmative vote of (A) all directors (if Borrower or such Required SPE is a corporation), or all managers (if Borrower or such Required SPE is a limited liability company with at least two (2) Independent Persons that are managers, or all members (if Borrower or such Required SPE is a limited liability company with at least two (2) Independent Persons that are non-economic members) (including the Independent Person(s)), or (B) all of its members if Borrower or such Required SPE is a limited liability company with a Special Purpose Entity member, or (C) all of its general partners if Borrower or such Required SPE is a partnership, take any Material Action;

(i) Borrower and any Required SPE have not and shall not, without the affirmative vote of (A) all directors (if Borrower or such Required SPE is a corporation), or managers (if Borrower or such Required SPE is a limited liability company with at least two (2) Independent Persons that are managers), or all members (if Borrower or such Required SPE is a limited liability company with at least two (2) Independent Persons that are non-economic members) (including the Independent Person(s)), or (B) all of its members if Borrower or such Required SPE is a limited liability company with a Special Purpose Entity as a member, or (C) all of its general partners if Borrower or such Required SPE is a partnership, take any Material Action;

(j) each of Borrower and any Required SPE is solvent and pays its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and endeavors to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) each of Borrower and any Required SPE has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) each of Borrower and any Required SPE will maintain its accounts, books and records separate from any other Person;

(m) each of Borrower and any Required SPE will file its own tax returns; provided, however, that its assets and income may be included in a consolidated tax return of its parent companies if inclusion on such consolidated tax return is in compliance with applicable law or, in the event that such Borrower or Required SPE is a disregarded entity for federal tax purposes, then its assets and income may be included on the tax returns filed by its owner;

(n) each of Borrower and any Required SPE has maintained and will maintain its own resolutions and agreements;

(o) each of Borrower and any Required SPE (1) has not commingled and will not commingle its funds or assets with those of any other person, (2) will pay its obligations solely with its own assets, and (3) has not participated and will not participate in any cash management system with any other person other than Lender;

(p) each of Borrower and any Required SPE has held and will hold its assets in its own name;

(q) each of Borrower and any Required SPE has held itself out and identified itself and will hold itself out and identify itself, and has conducted and will conduct its business in its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower;

(r) each of Borrower and any Required SPE has maintained and will maintain its balance sheets, operating statements and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required or permitted by generally accepted accounting principles; provided, however, that any such consolidated financial statement shall contain a note indicating that it maintains separate balance sheets and operating statements for such Borrower or Required SPE, respectively, and, if it is the Borrower, for the Property;

(s) each of Borrower and any Required SPE has a sufficient number of employees in light of its contemplated business operations, which may be none, and pays the salaries of its own employees, if any;

(t) each of Borrower and any Required SPE has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(u) each of Borrower and any Required SPE has no, and will have no, Indebtedness (including loans (whether or not such loans are evidenced by a written agreement) between such Borrower or Required SPE, respectively, and any Affiliates of Borrower) other than (i) with respect to Borrower, the Loan, and (ii) with respect to Borrower or any Required SPE, unsecured liabilities incurred in the ordinary course of business relating to the routine administration of Borrower or such Required SPE, respectively, and, with respect to Borrower only, unsecured liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property, which liabilities are owed to unrelated third parties, are not more than sixty (60) days past the date incurred and are paid when due (unless disputed in accordance with applicable law), are not evidenced by a note, and are in amounts that are normal and reasonable under the circumstances, but in any event shall not exceed $5,000,000.00;

(v) each of Borrower and any Required SPE will not guarantee or become obligated for the debts of any other entity or person or hold out its credit as being available to satisfy the obligations of any other entity or Person, including not acquiring obligations or securities of its partners, members or shareholders (except to the extent that any Required SPE acting as the general partner of Borrower may become liable for the debts of Borrower, where Borrower is a limited partnership);

(w) each of Borrower and any Required SPE has not and will not acquire obligations of its partners, members or shareholders or any other Affiliate;

(x) each of Borrower and any Required SPE has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(y) each of Borrower and any Required SPE has not maintained or used, and will not maintain or use, invoices and checks bearing the name of any other Person, and will use its own stationery for written communications with all other Persons;

(z) each of Borrower and any Required SPE has not pledged and will not pledge its assets for the benefit of any other Person except as permitted or required pursuant to this Agreement;

(aa) each of Borrower and any Required SPE has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) each of Borrower and any Required SPE has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) each of Borrower and any Required SPE has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person (except to the extent such treatment may be required under the federal income tax law and similar state law for disregarded entities);

(dd) each of Borrower and any Required SPE has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(ee) each of Borrower and any Required SPE does not and will not have any of its obligations guaranteed by any Affiliate except as otherwise required in the Loan Documents;

(ff) each of Borrower and any Required SPE has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule IV hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.33 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

3.1.34 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.35 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.36 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all material respects.

3.1.37 Perfection of Accounts.

(a) This Agreement, together with the other Loan Documents (once recorded and/or filed, as appropriate), create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c) Pursuant and subject to the terms hereof, Agent and Clearing Account Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Agent’s or Clearing Account Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.38 No Customer Identification – USA Patriot Act Notice; OFAC. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower represents and covenants that it is not and will not become a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the OFAC List or otherwise subject to any other prohibitions or restriction imposed by any

Prescribed Laws administered by OFAC (collectively the “OFAC Rules”). Borrower represents and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower will not transfer any interest in Borrower to or enter into a Lease with a Prohibited Person. Borrower shall immediately notify Lender if Borrower has knowledge that any Guarantor or any member or beneficial owner of Borrower or any Guarantor is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not enter into any Lease or any other transaction or undertake any activities related to the Loan in violation of the Anti-Money Laundering Laws. Borrower shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (C) provide information as Lender may require from time to time to permit Lender to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. Borrower shall immediately notify Lender if any Tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Section 3.2	Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred fifteen percent (115%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against Borrower which might materially adversely affect the Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.

4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such reasonable documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth Gross Revenue and Operating Expenses for the Property. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property. Following the occurrence and during the continuance of an Event of Default, such annual financial statements shall be audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes an Event of Default by Borrower under the Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. At any time during which an Alterations Guaranty is held by Lender in accordance with the terms of this Agreement (“Net Worth Period”) Borrower shall furnish Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of annual financial statements prepared in accordance with GAAP, including statements of income and expense and cash flow for RREEF and a balance sheet for RREEF. During any Net Worth Period, Borrower shall cause RREEF’s annual financial statements to be accompanied by a certificate executed by an authorized representative of RREEF stating that such annual financial statement presents fairly the financial condition and the results of operations of RREEF.

(c) Borrower will furnish Lender on or before the thirtieth (30th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year) (or following the later to occur of (i) the date which is twelve (12) months following the Closing Date or (2) the Securitization of the Loan, on or before the forty-fifth (45th) day after the end of each calendar quarter), the following items, accompanied by an Officer’s Certificate certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP as applicable:

(i) quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter with respect to the Property, with a balance sheet for such quarter for Borrower;

(ii) a current rent roll for the Property; and

(iii) any notice received from a Tenant under a lease that is over 5,000 square feet threatening non-payment of Rent or other default, alleging or acknowledging a default by Borrower, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from such Tenants during the subject quarter.

(d) Intentionally Omitted.

(e) Borrower shall submit the Annual Budget to Lender not later than fifteen (15) days prior to the commencement of each Fiscal Year. Upon the occurrence of any Cash Management Period, such Annual Budget shall be subject to Lender’s written approval in its reasonable discretion (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender reasonably approves the entire Annual Budget. Until such time that Lender reasonably approves a proposed Annual Budget, the most recently Approved Annual Budget (or, subject to the proviso at the end of this sentence, the most recent Annual Budget submitted by Borrower if such Annual Budget was not subject to Lender’s approval) shall apply in connection with disbursing funds to Borrower for Operating Expenses pursuant to the Cash Management Agreement during any Cash Management Period; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in taxes, insurance premiums and other charges; and provided further that, upon the commencement of any Cash Management Period Lender shall either reasonably approve the existing Annual Budget or object to such existing Annual Budget, and upon any disapproval Borrower shall revise and resubmit such Annual Budget, within the time periods set forth in this paragraph as if the existing Annual Budget was first submitted for Lender’s approval on the date of the commencement of the Cash Management Period, and if Lender has not reasonably approved such Annual Budget within sixty (60) days after commencement of the Cash Management Period then no further funds shall be disbursed to Borrower for Operating Expenses pursuant to the Cash Management Agreement until such time as the Annual Budget has been reasonably approved by Lender.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, which information may be presented by Borrower in format that is produced in Borrower’s ordinary course of business or is otherwise reasonably available to Borrower.

4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(c) Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under any Tenant’s Lease; provided, further, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

4.1.9 Leases.

(a) Borrower shall not be authorized to enter into any ground lease of the Property, without Lender’s prior written approval. Except as otherwise set forth in clauses (b) and (d) below, Borrower shall not, without Lender’s prior written consent, modify, amend, surrender or terminate any Lease, which approval shall not be unreasonably withheld, conditioned or delayed. Except as otherwise set forth in clauses (b) and (d) below, all Leases of space in the Property shall be on the form of lease previously approved by Lender with Tenants and for a use acceptable to Lender. Except as otherwise set forth in clause (b) below, all Leases of space in the Property executed or renewed after the date hereof must be approved by Lender prior to the execution thereof by Borrower.

(b) Notwithstanding anything contained herein to the contrary, Borrower may enter into a proposed Lease (including the amendment, renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease or Renewal Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party Tenant, (iii) is written on the standard form of lease previously approved by Lender, with only reasonable, non-material changes thereto, and (iv) is not a Major Lease. So long as (A) RREEF owns, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in Borrower, and (B) the property manager of the Property is a Qualified Manager, Borrower (i) shall, with regard to any Lease other than a Major Lease, not terminate any such Lease or accept a surrender of any such Lease except by reason of a tenant default or if commercially reasonable and provided such termination will not materially impair the value of the Property, (ii) shall, with regard to any Major Lease, not terminate any such Lease or accept a surrender of such Lease except by reason of a tenant default or otherwise with prior written consent of Lender, which shall not be unreasonably withheld. If the conditions set forth in clauses (A) and (B) above are not met, Borrower shall not terminate any Lease without Lender’s consent unless (i) by reason of a tenant default, and (ii) such Lease is not a Major Lease.

(c) Borrower shall cause the Tenants under any new Lease or the renewal of any existing Lease to execute and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form annexed as Schedule V promptly upon Lender’s request contemporaneously with the execution of such Lease, with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender, and Lender agrees to execute and deliver any such Subordination, Non-Disturbance and Attornment Agreement.

(d) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, that, subject to the provisions of clause (b) above, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) except as provided in Section 4.1.9(b), shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) (a) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s reasonable discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (vi) an Alterations Guaranty. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. If at any time that an Alterations Guaranty has been delivered to Lender, RREEF fails to maintain a net worth equal to or greater than Two Hundred Fifty Million Dollars ($250,000,000.00), then Borrower shall, within five (5) Business Days notice of notice of such determination, provide a Letter of Credit or deposit cash with Lender in the same amount as the maximum amount guaranteed pursuant to such Alterations Guaranty.

4.1.11 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.12 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior reasonable consent of Lender.

4.1.13 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.14 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause each Individual Property to be maintained as an industrial business park.

4.1.15 Loan Fees. Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain term sheet between Borrower and Lender dated October 10, 2006.

Section 4.2	Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender in accordance with Article 6 of the Mortgage, Borrower shall not permit or suffer any Transfer to occur, unless specifically permitted by Article 8.

4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.

4.2.3 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any Required SPE to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such Required SPE would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate or articles of incorporation, organization or formation, bylaws, or partnership agreement or operating agreement of such Required SPE, in each case without obtaining the prior consent of Lender.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior reasonable consent of Lender.

4.2.8 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.11 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

(c) Borrower will not sell, assign or transfer the Property, or any portion thereof or interest therein, to any Transferee that does not execute and deliver to Lender its written assumption of the obligations of this covenant.

(d) Borrower further covenants and agrees to protect, defend, indemnify and hold Lender harmless from and against all loss, cost, damage and expense (including without limitation, all attorneys’ fees and excise taxes, costs of correcting any prohibited transaction or obtaining an appropriate exemption) that Lender may incur as a result of Borrower’s breach of this Section 4.2.11. This covenant and indemnity shall survive the extinguishment of the lien of the Mortgage by foreclosure or action in lieu thereof; furthermore, the foregoing indemnity shall supersede any limitations on Borrower’s liability under any of the Loan Documents.

4.2.12 Material Agreements. Borrower shall not, without Lender’s prior written reasonable consent: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arm’s-length basis and commercially reasonable terms.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance.

5.1.1 Insurance Policies.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an Agreed Amount Endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for all such insurance coverage. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event a seismic analysis of the Property determines that the probably maximum loss for the Property is twenty percent (20%) or greater and such earthquake insurance is commercially available and requiring same is consistent with prevailing industry standards for lenders making securitized loans substantially similar to the Loan, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) loss of rents/business income insurance (A) with loss payable jointly to Lender and Borrower; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) containing coverage for the time period necessary to make physical repairs and an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents/business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds hereunder shall be paid by joint check to Borrower and Lender, which check shall be endorsed by Borrower for deposit by Lender, and shall be held by Lender and applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a policy equivalent to a builder’s risk completed value form (1) on a non reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with such limits as required by applicable law in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) property coverage for ordinance and law coverage if at any time the Property or use thereof is deemed a legal non-conforming use to cover (A) the value of the undamaged portion, (B) demolition and debris removal, and (C) increased cost of construction, in limits approved by Lender;

(vii) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(viii) umbrella liability insurance in addition to primary coverage in an amount not less than Thirty-Five Million and No/100 Dollars ($35,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(ix) motor vehicle liability coverage for all owned and non owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(x) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;

(xi) the insurance required under this Section 5.1.1(a) shall cover perils of terrorism and certified and non-certified acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 5.1.1(a) at all times during the term of the Loan, provided such coverage is commercially available; and

(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. At any time following the date the Policies are first made available to Borrower from the applicable insurance carrier(s), Borrower shall provide Lender with copies of each of such Policies within ten (10) days of Lender’s written request therefor; provided, however, that in no event shall Borrower be required to provide copies of any Policy if Borrower has provided certificates of insurance evidencing such Policy issued on an Acord 28 form (2003 edition) or other form of certificate reasonably acceptable to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1 (a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1 (a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable jointly to Lender and Borrower.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage required hereunder as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate; provided, however, that notwithstanding Lender’s right, without notice, to take the actions described in this sentence, Lender shall use commercially reasonable efforts to provide Borrower with prompt written notice of any such action.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located as admitted or non-admitted carriers and having a claims paying ability rating of “A” or better by S&P, or a syndicate of insurers through which (a) at least 60% of the coverage by primary insurers (if there are 4 of fewer members of the syndicate) or (b) at least 50% of the coverage by primary insurers (if there are 5 or more members of the syndicate) is with carriers having claims paying ability ratings of “A-” or better by S&P (provided that (i) the first layer of coverage shall be issued by an insurer having a claims paying ability of “A” or better by S&P, and (ii) all other carriers not required to satisfy the coverage requirements in clauses (a) and (b) above (the “Remaining Carriers”) shall have claims paying ability ratings of “BBB” or better by S&P, except that so long as (A) RREEF owns, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in Borrower, and (B) the property manager of the Property is a Qualified Manager, then up to 5% of the Remaining Carriers may be permitted to have claims paying ability ratings of at least A- VIII by A.M. Best’s). Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company or the provision of a “cut-through” endorsement with respect to such insurer from such parent).

Section 5.2	Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty in an amount greater than $100,000, Borrower shall give prompt notice of such Casualty to Lender. If the Property shall sustain a Casualty Borrower shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld, conditioned, or delayed) and Lender shall have the opportunity to participate, at Borrower’s reasonable cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or, to Borrower’s knowledge, threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld, conditioned, or delayed) and Lender shall have the opportunity to participate, at Borrower’s reasonable cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty Proceeds. Payments on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above with respect to any Casualty or Condemnation shall be deposited directly into the Clearing Account.

Section 5.3	Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender until used to pay for the cost of Restoration in accordance with the terms hereof and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation.

(a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be reasonably satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.

(b) The Net Proceeds shall be delivered to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”); provided, however, that if Borrower has engaged an independent architect in connection with performing the Restoration that is reasonably acceptable to Lender, then Lender may agree to rely upon the Borrower’s architect as its Casualty Consultant rather than engage its own Casualty Consultant. The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant. All reasonable, out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

VI. RESERVE FUNDS

Section 6.1	Required Repairs.

6.1.1 Required Repairs. Borrower shall perform the repairs at the Property as set forth on Schedule III hereto (such repairs hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule III.

Section 6.2	Tax Funds.

6.2.1 Deposits of Tax Funds. On each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice. Notwithstanding the foregoing, without waiving any of Borrower’s obligations under the Loan Documents to pay Taxes, so long as Borrower pays all Taxes prior to the due date thereof without the addition of interest, fees or penalty, Lender agrees to defer its right under this Agreement and the other Loan Documents to require monthly deposits of Tax Funds with Lender at all times other than during a Cash Management Period. If (a) Borrower fails to pay all Taxes due with respect to the Property prior to the due date thereof without the addition of interest, fees or penalty, and to provide Lender with evidence reasonably satisfactory to Lender thereof, or (b) a Cash Management Period occurs, and until a Cash Management Period Termination Event occurs, then in addition to Lender’s other remedies under applicable law and under the Loan Documents, Borrower shall immediately commence making monthly deposits of Tax Funds in an amount determined by Lender in accordance with this Section 6.2.1 for such purpose pursuant to the Cash Management Agreement.

6.2.2 Release of Tax Funds. Lender shall have the right to apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3	Insurance Funds.

6.3.1 Deposits of Insurance Funds. On each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Notwithstanding the foregoing, without waiving any of Borrower’s obligations under the Loan Documents to pay maintain the insurance coverage required pursuant to Section 5.1.1 and pay the related Insurance Premiums, so long as Borrower pays all Insurance Premiums prior to the due date thereof without the addition of interest, fees or penalty, Lender agrees to defer its right under this Agreement and the other Loan Documents to require monthly deposits of Insurance Funds with Lender at all times other than during a Cash Management Period. If (a) Borrower fails to pay all Insurance Premiums due with respect to the Property prior to the due date thereof without the addition of interest, fees or penalty, and to provide Lender with evidence reasonably satisfactory to Lender thereof, or (b) a Cash Management Period occurs, and until a Cash Management Period Termination Event occurs, then in addition to Lender’s other remedies under applicable law and under the Loan Documents, Borrower shall immediately commence making monthly deposits of Insurance Funds in an amount determined by Lender in accordance with this Section 6.3.1 for such purpose pursuant to the Cash Management Agreement.

6.3.2 Release of Insurance Funds. Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.4	Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to $60,207.00 for annual Capital Expenditures approved by Lender, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds.” Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time, and may require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property. Notwithstanding the foregoing, without waiving any of Borrower’s obligations under the Loan Documents to maintain the Property and pay for all Capital Expenditures, Lender agrees to defer its right under this Agreement and the other Loan Documents to require monthly deposits of Capital Expenditure Funds with Lender at all times other than during a Cash Management Period. If a Cash Management Period occurs, and until a Cash Management Period Termination Event occurs, then in addition to Lender’s other remedies under applicable law and under the Loan Documents, Borrower shall immediately commence making monthly deposits of Capital Expenditure Funds in an amount determined by Lender in accordance with this Section 6.4.1 for such purpose pursuant to the Cash Management Agreement.

6.4.2 Release of Capital Expenditure Funds.

(a) Lender shall direct Agent to disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and be continuing, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all material applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds $500,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e) If a disbursement will exceed $500,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(f) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 6.5	Rollover Funds.

6.5.1 Deposits of Rollover Funds. Borrower shall deposit with Lender on each Monthly Payment Date the sum of $160,552.00, for tenant improvements and leasing commissions that may be incurred following the date hereof. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds.” Notwithstanding the foregoing, without waiving any of Borrower’s obligations under the Loan Documents to pay for all tenant improvements and leasing commissions, Lender agrees to defer its right under this Agreement and the other Loan Documents to require monthly deposits of Rollover Funds with Lender at all times other than during a Cash Management Period. If a Cash Management Period occurs, and until a Cash Management Period Termination Event occurs, then in addition to Lender’s other remedies under applicable law and under the Loan Documents, Borrower shall immediately commence making monthly deposits of Rollover Funds in an amount determined by Lender in accordance with this Section 6.5.1 for such purpose pursuant to the Cash Management Agreement.

6.5.2 Release of Rollover Funds. Lender shall direct Agent to disburse to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have reviewed and approved the Lease (to the extent required pursuant to Section 4.1.9) in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (iv) Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and materially in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Capital Expenditures, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (vi) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (vii) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.6	Lease Termination Rollover Funds.

6.6.1 Deposits of Rollover Funds. In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”) Borrower shall immediately deposit such Lease Termination Fee with Lender, to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and, in the event that there is a Rent Deficiency with respect to the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent. Amounts deposited pursuant to this Section 6.6.1 are referred to herein as the “Lease Termination Rollover Funds”.

6.6.2 Release of Lease Termination Rollover Funds.

(a) Lender shall direct Agent to disburse to Borrower the Lease Termination Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and (A) specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specifies the amount by which the rent expected to be obtained by Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant leasing the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have reviewed and, to the extent required hereby, reasonably approved the Replacement Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (iv) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a budget for tenant improvement costs and a schedule of leasing commission payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and materially in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements to be funded by the requested disbursement, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (vi) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vii) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Lease Termination Rollover Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). All Rent Deficiency disbursements made by Lender shall be deposited into the Clearing Account as if such sums were received by Borrower as Rent during the calendar month after such request is made by Borrower.

(b) Notwithstanding the foregoing, upon receipt by Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Lender shall direct Agent to disburse to Borrower the Lease Termination Rollover Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrower for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60).

Section 6.7	Application of Reserve Funds.

Upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents. In no event shall Lender be obligated to disburse funds from a Reserve Fund if a Default or an Event of Default exists.

Section 6.8	Security Interest in Reserve Funds.

6.8.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.8.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds. The Reserve Funds may be commingled with the general funds of Lender and no interest shall be payable thereon, nor shall such Reserve Funds constitute trust funds.

6.8.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

VII. PROPERTY MANAGEMENT

Section 7.1	The Management Agreement.

Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2	Prohibition Against Termination or Modification.

Borrower shall not surrender, terminate, cancel, materially modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender, with such commercially reasonable changes as may be requested by such new manager and which are reasonably acceptable to Lender.

Section 7.3	Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Person, which is not an Affiliate of Borrower, chosen by Borrower and approved by Lender in its reasonable discretion upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default, and/or (ii) if Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct. Borrower’s failure to appoint an acceptable replacement manager within thirty (30) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default.

VIII. PERMITTED TRANSFERS

Section 8.1	Permitted Transfer of the Property.

Notwithstanding the provisions of Section 4.2.1 and Article 6 of the Mortgage, a sale of the Property and assumption of this Loan (hereinafter, an “Assumption”) in its entirety prohibited by the foregoing may be permitted up to two (2) times during the term of the Loan to any Person (“Transferee”), subject to Lender’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, provided that each of the following terms and conditions are satisfied:

(a) Borrower is in compliance with all terms and conditions of the Loan Documents and no Default or Event of Default has occurred and is then continuing hereunder or under any of the other Loan Documents;

(b) Borrower gives Lender written notice of the terms of such prospective Assumption not less than thirty (30) days before the date on which such Assumption is scheduled to take place and, concurrently therewith, gives Lender all information concerning Transferee as Lender reasonably requests. Lender shall have the right to reasonably approve or disapprove the proposed Transferee; provided, however, that no Lender approval shall be required if (i) such Transferee is a Qualified Transferee, and (ii) following such Assumption the Property will be managed by a Qualified Manager. In determining whether to give or withhold its approval of the proposed Transferee, Lender shall consider Transferee’s experience in owning and operating a facility similar to the Property, Transferee’s entity structure, Transferee’s financial strength, Transferee’s general business standing and Transferee’s relationship and experience with contractors, vendors, tenants, lenders and other business entities;

(c) Borrower shall pay Lender (i) in connection with such proposed Assumption, all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by Lender and any Rating Agency approval fees (whether such Assumption is approved or rejected), plus (ii) concurrently with the closing of such Assumption, a nonrefundable assumption fee in an amount equal to 0.10% of the then outstanding principal balance of the Note; provided, however, that no assumption fee shall be required if (A) such Transferee is a Qualified Transferee, and (B) following such Assumption the Property will be managed by a Qualified Manager;

(d) Transferee executes and delivers a commercially reasonable assumption agreement in which it agrees to comply with and be bound by all provisions of the Loan Documents and to assume all of Borrower’s obligations under the Loan Documents arising from and after the date of closing of such Assumption, and such other documents and agreements as Lender shall reasonably require to evidence and effectuate said Assumption;

(e) Transferee delivers such documents as Lender may reasonably require, including, without limitation, such hazard insurance endorsements or certificates and other similar materials as Lender may reasonably deem necessary at the time of the Assumption, all in form and substance satisfactory to Lender, and an endorsement or endorsements to Lender’s Title Insurance Policy, extending the effective date of such policy to the date of execution and delivery of the assumption agreement referenced in Section 8.1(d), with no additional exceptions added to such Title Insurance Policy, except for items consented to by Lender or permitted under the Loan Documents, and insuring that fee simple title to the Property is vested in the Transferee;

(f) Borrower executes and delivers to Lender, without any cost or expense to Lender, a release of Lender, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the Loan Documents through and including the date of the closing of the Assumption, which agreement shall be in form and substance satisfactory to Lender and shall be binding upon the Transferee;

(g) Subject to Section 11.22, such Assumption is not construed so as to relieve Borrower of any personal liability under the Note or any of the Loan Documents for any act or events occurring or obligations arising prior to or simultaneously with the closing of such Assumption (excluding payment of the principal amount of the Note and interest accrued thereon) and Borrower executes, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate the ratification of such personal liability;

(h) Transferee shall furnish all appropriate documentation evidencing Transferee’s due formation and existence in good standing and the authorization of those Persons executing documents on behalf of Transferee to execute the assumption of the Loan, which documentation shall include certified copies of all documents relating to the organization, formation and good standing of Transferee and of the entities, if any, which are partners, members or shareholders of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be) as Lender shall require pursuant to Section 3.1.24 shall be Special Purpose Entities in accordance with Section 3.1.24, whose formation documents shall be reasonably approved by counsel to Lender;

(i) Transferee shall furnish a customary opinion of counsel reasonably satisfactory to Lender and its counsel stating that (A) Transferee’s formation documents provide proof for the matters described in Section 8.1(h) above, (B) the assets of Transferee will not be consolidated with the assets of any other entity having an interest in, or affiliation with, the Transferee, in the event of a bankruptcy or insolvency of any such entity, if such opinion is required by the Rating Agencies after the Securitization of any portion of the Loan, (C) the assumption agreement has been duly authorized, executed and delivered by Transferee and the Loan Documents and the assumption agreement are valid, binding and enforceable against the Transferee in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, (D) Transferee and any entity which is a direct or indirect controlling stockholder, general partner or managing member of Transferee has been duly organized and is in good standing and in existence, and (E) with respect to such other matters as Lender may reasonably request or the Rating Agencies may request; and

(j) After the Securitization of any portion of the Loan, Lender shall have received a Rating Agency Confirmation in connection with the Assumption; provided, however, that no Rating Agency Confirmation shall be required if (i) the Transferee is a Qualified Transferee and (ii) after such Assumption the Property will be managed by a Qualified Manager.

Section 8.2	Permitted Transfers of Interest in Borrower.

Notwithstanding the provisions of Section 4.2.1 and Article 6 of the Mortgage, provided that no Default or Event of Default has occurred, the following Transfers shall not be deemed to be a sale or encumbrance in violation of Section 4.2.1 and Article 6 of the Mortgage: (a) transfers of interests in Borrower for estate planning purposes to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each an “Immediate Family Member”)) of such party or to trusts or entities created for the benefit of Immediate Family Members provided that (i) Borrower shall provide Lender with thirty (30) days’ prior written notice of any such permitted Transfer, (ii) Borrower shall reimburse Lender for all costs and expenses, including reasonable attorney’s fees incurred by Lender in connection with such permitted Transfer, (iii) there has been no change in Control or management rights of Borrower as a result of such Transfer, including but not limited to any sale, encumbrance, pledge, hypothecation, or transfer of any general partner or managing member interest in the Borrower, (iv) such Transfer has no effect on the continuing status of Borrower as a validly existing entity in good standing and a Special Purpose Entity in compliance with the provisions of Section 3.1.24, (v) Borrower shall furnish Lender with copies of any documentation executed in connection with such permitted Transfer promptly after execution thereof, and (vi) if after giving effect to such Transfer and all prior Transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Lender receives a non-consolidation opinion acceptable to Lender and the Rating Agencies, (b) Transfers of direct and/or indirect interests in Borrower by operation of law or upon death by devise or descent, provided that the conditions set forth in clauses (a)(iv) and (a)(vi) above are satisfied, (c) a Transfer of less than forty-nine percent (49%) in the aggregate (which may be pursuant to one or more transactions during the term of the Loan) of the direct and/or indirect ownership interests (including beneficial interests) in Borrower provided that the conditions set forth in clauses (a)(i) through (a)(vi) above are satisfied as to each such Transfer, (d) any Transfer of direct or indirect ownership interests in Borrower to a Qualified Transferee, provided that following such Transfer the Property continues to be managed by a Qualified Manager and that the conditions set forth in clauses (a)(i), (ii), (iv), (v) and (vi) above are satisfied, (e) any Transfers of direct or indirect ownership interests in any entity which is listed or quoted on the New York Stock Exchange, the American Stock Exchange, or NASDAQ, or any successor exchange, and (f) any Transfers of shares of RREEF, provided that (i) following such Transfer RREEF shall continue to be under the day-to-day advisement of RREEF America L.L.C. or an Affiliate thereof, as investment advisor to RREEF, (ii) if after giving effect to such Transfer and all prior Transfers, more than forty-nine percent (49%) in the aggregate of shares in RREEF are owned by a single Person or group of Affiliated Persons, then such Person or group of Affiliated Persons must be a Qualified Transferee, and (iii) the conditions set forth in clauses (a)(iv) and (a)(vi) above are satisfied.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1	Sale of Mortgage and Secondary Market Transactions.

9.1.1 General. Lender shall have the right (a) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (b) to sell participation interests in the Loan or (c) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (Each transaction referred to in clauses (a), (b) and (c) shall hereinafter be referred to as a “Secondary Market Transaction” and each transaction referred to in clause (c) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

9.1.2 Borrower’s Cooperation. If requested by Lender and subject to Section 9.1.4, Borrower shall reasonably cooperate with Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(a) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (ii) provide updated budgets relating to the Property and (iii) cooperate with third party service providers engaged by Lender to provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (collectively, the “Updated Information”), together, if customary, with reasonably requested back-up of such Updated Information reasonably acceptable to Lender and acceptable to the Rating Agencies;

(b) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation and/or any other opinion required by the Rating Agencies with respect to the Property and Borrower and Affiliates (other than any 10(b)(5) opinion, a fraudulent conveyance opinion or a true sale opinion), which counsel and opinions shall be satisfactory to the Rating Agencies;

(c) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents as the Rating Agencies may require;

(d) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (ii) modify or amend any other material economic term of the Loan, create any additional Borrower obligations or otherwise adversely affect the rights of Borrower under the Loan Documents; and

9.1.3 Regulation AB. Subject to the provisions of Section 9.1.4, Borrower shall cooperate with respect to compliance with Regulation AB in the manner set forth below:

(a) If at the time one or more Disclosure Documents are being prepared for a Securitization and Lender reasonably expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of Regulation AB, Borrower shall furnish to Lender upon request information required under Item 1119 of Regulation AB, if any, and Item 1112(a) of Regulation AB and (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such information and financial data or financial statements shall be furnished to Lender within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization. Following the closing of the Securitization, so long as the issuer in the Securitization is required to file reports on Form 8-K, Form 10-D or Form 10-K pursuant to Section 13(a) and/or Section 15(d) of the Exchange Act (each, an “Exchange Act Filing”), such information and financial data or financial statements shall be furnished to Lender, (A) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (B) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower. To the extent it meets the requirements of Regulation AB, Borrower also authorizes the applicable issuer in the Securitization to incorporate by reference such financial statements and/or financial data from its Exchange Act Filings or the Exchange Act Filings of a parent entity that contains Borrower’s stand-alone financial statements and/or financial data. If required pursuant to Regulation AB,

Borrower shall furnish to Lender such information and financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor. Notwithstanding anything to the contrary in this Section 9.1.3, in no event will Borrower be required to provide information regarding the identity of the shareholders in RREEF.

(b) All financial data and financial statements provided by Borrower pursuant to Section 9.1.3(a) shall be prepared in accordance with GAAP applied on a consistent basis, shall meet the requirements of Regulation AB, and shall present fairly in all material respects the consolidated financial position of the Significant Obligor as of the dates indicated and the consolidated results of operations and cash flows of the Significant Obligor for the dates indicated, or the other information shown therein, as applicable. All financial statements relating to a Fiscal Year shall be audited by the independent accountants in accordance with generally accepted auditing standards, Regulation S-X and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and Regulation S-X, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial data and financial statements shall be certified by the general partner, managing member or authorized senior officer of Borrower, which certification shall state that such financial data and financial statements meet the requirements set forth in the first sentence of this paragraph.

(c) Borrower shall promptly provide any other or additional information or financial statements, including without limitation, financial, statistical or operating information, as shall be required pursuant to Regulation AB in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender to meet disclosure, Rating Agency or marketing requirements.

9.1.4 Costs. All costs and expenses incurred by Lender in connection with any Secondary Market Transaction and all reasonable out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made pursuant to this Section 9.1 shall be paid by Lender; provided, however, that the foregoing shall not require Lender to pay or reimburse Borrower for any costs and expenses to provide any items required pursuant to the provisions of this Section 9.1 that Borrower would otherwise be required to pay for or to reimburse Lender for under this Agreement in the event that no Secondary Market Transaction had occurred.

Section 9.2	Securitization Indemnification.

9.2.1 Use of Information. Borrower understands that all or any portion of the Updated Information, including without limitation the information and financial statements and/or financial data provided pursuant to Section 9.1, may be included in disclosure documents in connection with a Secondary Market Transaction, including, without limitation, an offering circular, a prospectus, prospectus supplement, free writing prospectus, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction. In the event any Disclosure Document is required to be revised or it comes to Borrower’s attention that the Updated Information contains material mistakes or omissions, Borrower shall reasonably cooperate with Lender (subject to Section 9.1.4) in updating the Updated Information for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrower, Borrower Affiliates, the Property and Manager necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.

9.2.2 Borrower Obligations Regarding Disclosure Documents. Borrower shall, in connection with each Disclosure Document: (A) certify in writing that Borrower has examined such Disclosure Documents specified by Lender and that those specific sections of such Disclosure Documents examined by Borrower which expressly relate to Borrower, Borrower Affiliates, the Property and Manager (the “Covered Disclosure Information”), do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnify Lender or any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization or an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives and agents and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Disclosure Indemnified Parties”) for any actual out-of-pocket losses, claims, damages or liabilities (collectively, the “Disclosure Liabilities”) to which a Disclosure Indemnified Party may become subject insofar as the Disclosure Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading; provided, however, that Borrower shall not be required to indemnify such Disclosure Indemnified Parties for any Disclosure Liabilities arising from any untrue statement or omission which Borrower specifically identified to Lender in writing at the time of Borrower’s examination of the applicable Disclosure Document, and (C) reimburse each Disclosure Indemnified Party for any legal or other expenses reasonably incurred by such Disclosure Indemnified Party in connection with investigating or defending the Disclosure Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of

Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided in clauses (B) and (C) above shall be effective, valid and binding obligations of Borrower whether or not a certification described in clause (A) above is provided.

9.2.3 Borrower’s Additional Indemnity. In connection with Exchange Act Filings, Borrower shall (i) indemnify the Disclosure Indemnified Parties for Disclosure Liabilities to which any such Disclosure Indemnified Party may become subject insofar as the Disclosure Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact in the information, financial statements and/or financial data provided pursuant to Section 9.1.3, or the omission or alleged omission to state in such information, financial statements and/or financial data a material fact required to be stated therein in order to make the statements in such information, financial statements and/or financial data, in light of the circumstances under which they were made, not misleading, or (B) Borrower’s failure to timely provide the information and documentation required pursuant to Section 9.1 and Regulation AB, or Borrower’s failure to otherwise comply with the provisions of Section 9.1 or Regulation AB, and (ii) reimburse each Disclosure Indemnified Party for any legal or other expenses reasonably incurred by such Disclosure Indemnified Party in connection with defending or investigating such Disclosure Liabilities.

9.2.4 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying, party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

9.2.5 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 9.2.2 or 9.2.3 is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2.2 or 9.2.3, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

9.2.6 Survival. The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3	Rating Surveillance.

Lender may, at Lender’s option and sole expense, retain the Rating Agencies to provide rating surveillance services on any Securities issued in a Securitization.

Section 9.4	Component Notes

Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes), which notes may be paid in such order of priority as may be designated by Lender, provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (ii) the weighted average interest rate of all such “component” notes shall on the date created equal the Applicable Interest Rate, (iii) the debt service payments on all such “component” notes shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes and (iv) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents. Subject to the provisions of Section 9.1.4, Borrower shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any Rating Agency, including, without limitation, the severance of security documents if requested. In the event

Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after expiration of fifteen (15) Business Days after notice thereof.

X. DEFAULTS

Section 10.1	Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note is not paid within five (5) days after the same is due, (B) the payment due on the Maturity Date is not paid when due, or (C) any other portion of the Debt is not paid within five (5) days after notice to Borrower from Lender that same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid when due;

(iii) if the Policies are not kept in full force and effect, or if Borrower does not deliver to Lender either the Policies or certificates of insurance as required pursuant to Section 5.1.1(b), within the time periods set forth in such Section;

(iv) if, in violation of any of the provisions of the Loan Documents, Borrower suffers or permits a Transfer without Lender’s prior written consent (unless specifically permitted by Article 8), or otherwise breaches or permits or suffers a breach of Section 4.2.1 or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or any Required SPE shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any Required SPE, or if Borrower or any Required SPE shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Required SPE, or if any proceeding for the dissolution or liquidation of Borrower or any Required SPE shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Required SPE, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any of the assumptions contained in the Insolvency Opinion, or in any other non consolidation opinion delivered to Lender in connection with the Loan, or in any other non consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 (Special Purpose Entity) hereof;

(xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1;

(xii) if Borrower breaches any of the negative covenants contained in Sections 4.2.2 (Liens) or 4.2.3 (Dissolution);

(xiii) failure of Borrower to comply with the financial reporting requirements of Section 4.1.6 within 20 days after notice from Lender;

(xiv) if Borrower shall continue to be in default under any of the terms, covenants or conditions of Section 9.1 hereof for ten (10) Business Days after notice to Borrower from Lender;

(xv) a default occurs under any term, covenant or provision set forth herein or in any other Loan Documents which specifically contains a notice requirement or grace period and such notice has been given and such grace period expired;

(xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in Subsections (i) to (xv) above, for thirty (30) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for sixty (60) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such 60 day period and provided further that Borrower shall have commenced to cure such Default within such 60 day period and thereafter diligently and expeditiously proceeds to cure the same, such 60 day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii) if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2	Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the maximum extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3	Right to Cure Defaults.

Upon an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 10.4	Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1	Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2	Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

Section 11.3	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND BORROWER AGREES THAT THE PROPER VENUE FOR ANY MATTERS IN CONNECTION HEREWITH SHALL BE IN THE STATE OR FEDERAL COURTS LOCATED IN SAN FRANCISCO, CALIFORNIA, AS LENDER MAY ELECT AND BORROWER HEREBY SUBMITS ITSELF TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ADJUDICATING ANY MATTERS RELATED TO THE LOAN, PROVIDED, HOWEVER, THAT TO THE EXTENT THE MANDATORY PROVISIONS OF THE LAWS OF ANOTHER JURISDICTION RELATING TO (i) THE PERFECTION OR THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTERESTS IN

ANY OF THE PROPERTY, (ii) THE LIEN, ENCUMBRANCE OR OTHER INTEREST IN THE PROPERTY GRANTED OR CONVEYED BY THE MORTGAGE, OR (iii) THE AVAILABILITY OF AND PROCEDURES RELATING TO ANY REMEDY HEREUNDER OR RELATED TO THE MORTGAGE ARE REQUIRED TO BE GOVERNED BY SUCH OTHER JURISDICTION’S LAWS, SUCH OTHER LAWS SHALL BE DEEMED TO GOVERN AND CONTROL. THE INVALIDITY, ILLEGALITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT OR THE LOAN DOCUMENTS SHALL NOT AFFECT OR IMPAIR THE VALIDITY, LEGALITY OR ENFORCEABILITY OF THE REMAINDER OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND TO THIS END, THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE DECLARED TO BE SEVERABLE.

Section 11.4	Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5	Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6	Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:

LaSalle Bank National Association

135 South LaSalle Street, Suite 3410

Chicago, Illinois 60603

Attention: Real Estate Capital Markets – Servicing Department

Facsimile No. (312) 904-0900

Re: Northern California Portfolio

with a copy to:	LaSalle Bank National Association 135 South LaSalle Street, Suite 3400 Chicago, Illinois 60603 Attention: Nathan Stearns, Chief Operating Officer Facsimile No. (312) 904-0900

with a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: David R. Dlugie, Esq. Facsimile No. (312) 577-8666 Re: Northern California Portfolio (210029-820)

If to Borrower:	Northern California Industrial Portfolio, Inc. c/o RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, California 94111 Attention: Albert Pura Facsimile No. (415) 986-6247

and:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, California 94105 Attention: Michael H. Liever, Esq. Facsimile No. (415) 773-5759

Section 11.7	Trial by Jury.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN

KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8	Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9	Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10	Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11	Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12	Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13	Expenses; Indemnity.

(a) Except as otherwise expressly provided herein, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and, except as otherwise expressly provided herein, all the costs of furnishing all opinions by counsel for Borrower (including, without limitation, any opinions requested by Lender pursuant to the Loan Documents as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. At any time during a Cash Management Period, any costs due and payable to Lender which are not paid within ten (10) days after written demand may be paid to Lender pursuant to the Cash Management Agreement.

(b) Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arose from the negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within ten (10) Business Days after demand therefor and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 11.13(b) shall survive the term of the Loan and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Property by foreclosure or a conveyance in lieu of foreclosure.

Section 11.14	Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15	Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16	No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17	Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the Loan, or Lender, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior reasonable approval of Lender.

Section 11.18	Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19	Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20	Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or

Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21	Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22	Exculpation.

Subject to the qualifications below and to Section 7.10 of the Mortgage, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or willful material misrepresentation by Borrower in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower;

(iii) the breach of any representation, warranty or covenant in the Mortgage or the Environmental Indemnity concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) physical waste of the Property or the removal or disposal of any portion of the Property after an Event of Default;

(v) the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;

(vi) failure to pay, prior to same becoming delinquent, charges for labor or materials or other charges that can create Liens on any portion of the Property;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; or

(viii) Borrower or any Required SPE fails to maintain its status as a Special Purpose Entity, or any other breach of the provisions of Section 3.1.24.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of interest under the Note is not paid when due; (ii) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property in violation of the terms of this Agreement; (iii) a Transfer occurs in violation of Section 4.2.1 or the Mortgage, other than as expressly permitted pursuant to Article VIII of this Agreement; (iv) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (v) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (vi) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (viii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23	Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, including, without limitation, the term sheet dated October 10, 2006 (as amended) between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24	Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or other costs relating to or arising under the Servicing Agreement, including the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of reasonable costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents. Borrower shall pay any reasonable fees and expenses of the Servicer (i) in connection with a release or substitution of the Property (or any portion thereof), (ii) from and after a transfer of the Loan to any “master servicer” or “special servicer” for any reason, including without limitation, as a result of a decline in the occupancy level of the Property, (iii) in connection with any Assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents, or (v) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender at the request of Borrower.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25	Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26	Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27	Assignments and Participations.

(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.

(b) Upon such execution and delivery, from and after the effective date specified in any such assignment, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (ii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

Section 11.28	Set-Off.

In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.29	Provisions Regarding Letters of Credit.

(a) Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Default Prepayment Consideration. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

(b) Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit’ will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to terminate); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Ashish Parikh
	Name:	ASHISH PARIKH
	Title:	DIRECTOR

BORROWER:

NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation

By:	/s/ Paul Melkus
Paul A. Melkus
	Title:	Vice President

SCHEDULE I

LOCATION OF PROPERTIES

Bay Center Business Park I

26250-26260 Eden Landing Road, Hayward, California 94545

3556-3565 Investment Blvd., Hayward, California 94545

3551-3566 Arden Road, Hayward, California 94545

3582-3588 Arden Road, Hayward, California 94545

3540-3550 Arden Road, Hayward, California 94545

Bay Center Business Park II

3832 Bay Center Place, Hayward, California 94545

3851 & 3857 Breakwater Avenue, Hayward, California 94545

3848, 3854, 3856 & 3858 Bay Center Place, Hayward, California 94545

3860-3876 Bay Center Place, Hayward, California 94545

Bay Center Business Park III

25531 Whitesell Street, Hayward, California 94545

3825 Bay Center Place, Hayward, California 94545

Bay Center Distribution Center

3875 Bay Center Place, Hayward, California 94545

Cabot Boulevard Warehouse

21001 Cabot Boulevard, Hayward, California 94545

Wiegman Distribution Center

30750, 30746 & 30736 Wiegman Road, Hayward, California 94544

Hayward Business Park

1495 Zephyr Avenue, Hayward, California 94544

Sch. I-1

1501-1513 Zephyr Avenue, Hayward, California 94544

1502-1520 Crocker Avenue, Hayward, California 94544

30677-30695 Huntwood Avenue, Hayward, California 94544

30800-30826 Santana Street, Hayward, California 94544

30803-30805 Santana Street, Hayward, California 94544

30962-30996 Santana Street, Hayward, California 94544

30973-30985 Santana Street, Hayward, California 94544

Huntwood Business Center

1236-1288 San Luis Obispo Avenue, Hayward, California 94544

1875-1887 Whipple Road/31348-31395 Huntwood Avenue, Hayward, California 94544

1837-1867 Whipple Road/31351-31395 Medallion Drive, Hayward, California 94544

31348-31395 Huntwood Avenue

Eden Landing Business Center

26227-26269 Research Road, Hayward, California 94545

Doolittle Business Center

1437 Doolittle Drive, San Leandro, California 94577

1451 Doolittle Drive, San Leandro, California 94577

1461 Doolittle Drive, San Leandro, California 94577

1471-1499 Doolittle Drive, San Leandro, California 94577

Port of Oakland Business Center

7303 Edgewater Drive, Oakland, California 94621

7305 Edgewater Drive, Oakland, California 94621

7307 Edgewater Drive, Oakland, California 94621

Bayview Business Center

2901-2949 Bayview Drive, Fremont, California 94538

Sch. I-2

48000-48016 Fremont Blvd., Fremont, California 94538

Freemont Commerce Center

41638-41758 Christy Street, Fremont California 94538

41762-41786 Christy Street, Fremont California 94538

41460-41484 Christy Street, Fremont California 94538

41444-41458 Christy Street, Fremont California 94538

Industrial Drive

45133-45169 Industrial Drive, Fremont, California 94538

Cadillac Court I

1151-1181 Cadillac Court, Milpitas, California 95035

Cadillac Court II

1123-1141 Cadillac Court, Milpitas, California 95035

COG Warehouse

931 Cadillac Court, Milpitas, California 95035

Dixon Landing Business Park

1850-1880 Milmont Drive, Milpitas, California 95035

1909-1971 Milmont Drive, Milpitas, California 95035

1940 Milmont Drive, Milpitas, California 95035

411-431 Dixon Landing Rd, Milpitas, California 95035

Okidata Distribution Center

1001 Cadillac Court, Milpitas, California 95035

Charcot Business Center

721-751 Charcot Avenue, San Jose, California 95131

2023-2035 O’Toole Avenue, San Jose, California 95131

2142-2158 Paragon Drive, San Jose, California 95131

Sch. I-3

2170-2190 Paragon Drive, San Jose, California 95131

Montague Industrial Center

1510-1518 Montague Expressway, San Jose, California 95131

1520-1528 Montague Expressway, San Jose, California 95131

1530-1538 Montague Expressway, San Jose, California 95131

1540-1548 Montague Expressway, San Jose, California 95131

1550-1558 Montague Expressway, San Jose, California 95131

1560-1568 Montague Expressway, San Jose, California 95131

1719 Little Orchard

1710 Little Orchard St., San Jose, California 95125

1310-1380 Kifer Road

1320 Kifer Road, Sunnyvale, California 94086

1324-1330 Kifer Road, Sunnyvale, California 94086

1360 Kifer Road, Sunnyvale, California 94086

1380 Kifer Road, Sunnyvale, California 94086

Walsh at Lafayette

1035 Walsh Avenue, Santa Clara, California 95050

1135 Walsh Avenue, Santa Clara, California 95050

1285 Walsh Avenue, Santa Clara, California 95050

915-925 Walsh Ave, Santa Clara, California 95050

Sch. I-4